Exhibit 3.36

CERTIFICATE OF FORMATION

OF

TETON OPERATING SERVICES, LLC

The undersigned, for the purpose of forming a limited liability company under the Limited Liability Company Act of the State of Delaware (the LLC Act), certifies:

FIRST: The name of the limited liability company is Teton Operating Services, LLC (hereinafter referred to as the Company).

SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

WITNESS my signature this 19th day of February, 2004.

/s/ April Snyder

April Snyder

Authorized Person